Exhibit 99.1

CONTACT:	Greg Petersen
Executive Vice President and CFO
804 Las Cimas Parkway
Austin, Texas 78746
(512) 328-2300
ACTIVANT SOLUTIONS HOLDINGS INC. FILES
AMENDMENT TO REGISTRATION STATEMENT
     AUSTIN, TEXAS, November 15, 2005 — Activant Solutions Inc.TM (Activant) announced today that on November 14, 2005 its parent, Activant Solutions Holdings Inc. (Holdings), filed with the Securities and Exchange Commission Amendment No. 1 to the Registration Statement on Form S-1 (Registration No. 333-125438) relating to the proposed initial public offering of Holdings’ common stock. The underwriters will be granted an option to purchase additional shares of Holdings’ common stock to cover over-allotments, if any, and it is currently anticipated that such additional shares will be made available by the selling stockholders named in the amendment. The aggregate number of shares that will be offered in the initial public offering has not yet been determined. As disclosed in the amendment, Holdings intends to enter into a new senior secured term loan and revolving credit facility in connection with the initial public offering, which would replace Activant’s existing $20.0 million senior secured revolving credit facility.
     The net proceeds of the initial public offering, together with borrowings under the new senior secured credit facility, are expected to be used to redeem all of Holdings’ senior floating rate PIK notes due 2011 and to purchase in concurrent tender offers all of Activant’s outstanding 10 1/2% senior notes due 2011 and floating rate senior notes due 2010. The terms of the new senior secured credit facility and the premium to be paid in connection with the tender offers have not yet been determined.

     J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. are serving as joint book-running managers for the offering. The offering will be made only by means of a prospectus, which, when available, may be obtained by writing to J.P. Morgan Securities Inc. at:
J.P. Morgan Securities Inc.
Distribution & Support Services
1 Chase Manhattan Plaza, Floor 5B
New York, NY 10081
     A registration statement relating to these securities has been filed by Holdings with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.